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EXHIBIT 21 -- SUBSIDIARIES OF THE REGISTRANT



              SBS Technologies, Inc. has the following subsidiaries:

              NAME                               STATE OF INCORPORATION
              ----                               ----------------------

              Berg Systems International, Inc.   California

              GreenSpring Computers, Inc.        California

              Logical Design Group, Inc.         New Mexico

              Bit 3 Computer Corporation         Minnesota